Sub-item 77I

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST
SUPPLEMENT DATED JULY 7, 2014
TO THE SUMMARY PROSPECTUS, PROSPECTUS
AND STATEMENT OF ADDITIONAL INFORMATION
EACH DATED MARCH 1, 2014, OF
CLEARBRIDGE SPECIAL INVESTMENT TRUST

Effective August 1, 2014, in connection with the reclassification of Class R1 shares to Class A2 shares, the following information has been filed pursuant to Rule 497, July 7, 2014, Accession Number 0001193125-14-262022 as follows:

Effective August 1, 2014, the following information amends and/or supplements, as applicable, those sections of the fund's Summary Prospectus, Prospectus and Statement of Additional Information listed below.
Class R1 shares of the fund are reclassified as Class A2 shares of the fund. The fund will offer Class A2 shares to clients of financial intermediaries with a direct transfer agent relationship with the fund. All references to Class R1 shares are removed from the fund's Summary Prospectus, Prospectus and Statement of Additional Information.
The ticker symbol for Class A2 shares is LBRTX.

In addition, the sections in the fund's Summary and Statutory Prospectuses and SAI, are hereby amended and restated as follows:

"Fees and expenses of the fund" - prospectuses and SAI
"Fees and expenses of the fund - Example" - prospectuses
"Purchase and sale of fund shares" - prospectuses
"Management on fund management - Expense limitation" - prospectuses "More on fund management - Distribution" - prospectuses
"Investment Management and Other Services - Shareholder Services and Distribution Plan - SAI
"Choosing a class of shares to buy" - prospectuses
"Sales charges" - prospectus
"Purchase of Shares" - SAI
"Retirement and Institutional Investors" - prospectus
"Exchanging shares" - prospectus
"Dividends , other distributions and taxes" - prospectuses